EXHIBIT 99.1

                                  PRESS RELEASE

Educational Development Corporation Announces Fiscal 2007 Results and Declares
                               Annual Dividend

    TULSA, Okla., April 30 /PRNewswire-FirstCall/ -- Educational Development Corporation (Nasdaq: EDUC) today reported results for the fiscal 2007 fourth quarter and full year ended February 28, 2007 and announced an annual cash dividend. All amounts, except per share data, are in thousands.

    For the fiscal year 2007, the Company reports net revenue of $31,403, a small decrease when compared to $31,789 for the previous year and net earnings of $2,407, an increase compared to $2,398 for the previous year. Earnings per share remained the same as last year at $0.62 on a fully diluted basis.

    For the fourth quarter 2007, the Company announced net revenues of $6,992 compared to $7,085 for the same period last year. The Company reported 2007 fourth quarter net earnings of $488 compared with $519 for the 2006 fourth quarter resulting in $0.13 per share for 2007 and $0.14 per share for 2006.

    The Board of Directors has authorized a $0.22 per share cash dividend, a 10% increase over last year's cash dividend of $0.20 per share. The dividend will be paid on May 18, 2007 to shareholders of record May 8, 2007.

    Educational Development Corporation sells the Usborne line of children's books through its multi-level sales organization, through 5,100 retail stores and over the Internet. The Company offers over 1,400 different titles for children of all ages.

                       EDUCATIONAL DEVELOPMENT CORPORATION
                             SELECTED FINANCIAL DATA
                    (amounts in 000s, except per share data)

                 Three Months Ended February 28  Fiscal Year Ended February 28
                       2007         2006               2007         2006

Net Revenues          $6,992       $7,085            $31,403      $31,789

Earnings Before
     Income Taxes     $  783       $  806            $ 3,878      $ 3,814

    Income Taxes         295          287              1,471        1,416

    Net Earnings      $  488       $  519            $ 2,407      $ 2,398

Earnings Per Share:
      Basic           $ 0.13       $ 0.14            $  0.64      $  0.64
      Diluted         $ 0.13       $ 0.13            $  0.62      $  0.62

Weighted Average
     Shares:
      Basic            3,752        3,754              3,756        3,748
      Diluted          3,871        3,890              3,875        3,899

SOURCE     Educational Development Corporation
CONTACT:   Randall White, President of Educational Development
           Corporation, +1-918-622-4522/
           Web site:  http://www.edcpub.com